UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-35629 (Commission File Number)	45-5538095 (IRS Employer Identification No.)

14000 Carlson Parkway, Plymouth, Minnesota 55441 (Address of principal executive offices, including ZIP code)

(763) 852-2901 (Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 below in this Form 8-K is incorporated by reference in response to this Item 1.01.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2014, Tile Shop Holdings, Inc. (the “Company”) announced the appointment of Kirk Geadelmann as its new Chief Financial Officer. Mr. Geadelmann will transition into the role on August 12, 2014, succeeding Chief Financial Officer Timothy C. Clayton, who has resigned his position from the Company to pursue another executive position.

 Kirk Geadelmann is a seasoned financial manager whose 23 years of professional experience includes a blend of financial and operational accomplishments, primarily in the retail industry. Prior to joining the Company, Mr. Geadelmann worked for 14 years at Best Buy, Inc., most recently serving as the corporate and international controller. During his tenure at Best Buy, Mr. Geadelmann was responsible for overseeing business planning, performance management, financial accounting and SEC reporting functions. Prior to Best Buy, he held roles with BMC Manufacturing, Arthur Andersen, Allianz Insurance and Coopers & Lybrand, where he earned his CPA certification.

Mr. Geadelmann was not appointed pursuant to any arrangement or understanding with any person, and Mr. Geadelmann does not have any family relationships with any directors or executive officers of the Company. Neither Mr. Geadelmann nor any “related person” (as that term is defined under Item 404(a) of Regulation S-K) has had a direct or indirect material interest in any transaction with the Company since the beginning of the Company’s last fiscal year, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Mr. Geadelmann’s employment is at will and his employment agreement (“Employment Agreement”) provides for an annual base salary of $210,000.  Mr. Geadelmann will be eligible to receive an annual cash bonus for calendar year 2014 and subsequent years based on the Company achieving a target EBITDA level for each year, as determined by the Compensation Committee of the Board of Directors, and accomplishment of personal goals and objectives as agreed upon by Mr. Geadelmann and the Company’s Chief Operating Officer. Mr. Geadelmann’s target cash bonus compensation is equal to 50% of his base salary.

Upon joining the Company, Mr. Geadelmann will be granted an incentive stock option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2012 Omnibus Award Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in equal installments over a five year period beginning on the first anniversary date of the date of grant and expire 7 years from the date of the grant. This option will be governed by the 2012 Omnibus Award Plan and the form of award agreement.

Under the Employment Agreement, Mr. Geadelmann is subject to traditional confidentiality and assignment of inventions provisions, as well as non-competition and non-solicitation restrictions during the term of his employment with the Company and for one year following termination of his employment with the Company for any reason.

The foregoing description of Mr. Geadelmann’s Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Although Mr. Clayton will transition from the role of Chief Financial Officer and Senior Vice President effective as of the close of business on August 11, 2014, he will remain a Company employee through the close of business on August 22, 2014 to assist in transition matters. Mr. Clayton will continue to receive his current salary through August 22, 2014, and his current benefits through August 31, 2014. In connection with his transition, Mr. Clayton entered into an amendment to his employment agreement with the Company dated June 30, 2014 (the “Amendment”). Pursuant to the terms of the Amendment, the Company will extend the exercise period of all then vested and unexpired options until December 31, 2015.

The foregoing description of Mr. Clayton’s Amendment to his employment agreement is not complete and is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 8.01     Other Information.

On June 30, 2014, the Company issued a press release announcing the appointment of Mr. Geadelmann as the Company’s Chief Financial Officer, and the resignation of Mr. Clayton as the Company’s Chief Financial Officer and Senior Vice President. A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: None.

(b) Pro Forma Financial Information: None.

(c) Shell Company Transactions: None.

(d) Exhibits:

10.1	Employment Agreement, by and between the Company and Kirk Geadelmann, dated June 30, 2014.
10.2	Amendment to Employment Agreement, by and between the Company and Timothy C. Clayton, dated June 30, 2014.
99.1	Press Release dated June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILE SHOP HOLDINGS, INC.

By: /s/ Chris Homeister
Date: July 3, 2014	Name: Chris Homeister
Title: Chief Operating Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

TILE SHOP HOLDINGS, INC.

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
June 30, 2014	001-35629

Exhibit No.	ITEM

10.1	Employment Agreement, by and between the Company and Kirk Geadelmann, dated June 30, 2014.
10.2	Amendment to Employment Agreement, by and between the Company and Timothy C. Clayton, dated June 30, 2014.
99.1	Press Release dated June 30, 2014.